Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 24th day of August, 2017, between ARE-MA REGION NO. 45, LLC, a Delaware limited liability company (“Landlord”), and FOGHORN THERAPEUTICS INC., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	100 Binney Street, Cambridge, Massachusetts.

Premises:	That portion of the Project, containing approximately 21,372 rentable square feet, located on the 6th floor and in designated portions of mechanical/equipment space located on the 1st floor, level B-1 and level B-2 of the Building (as defined below), as shown on Exhibit A.

Project:	The land (“Land”) with the building known and numbered as 100 Binney Street (the “Building”) and the parking garage under the Building (the “Garage”), which are under construction thereon, in the City of Cambridge, Middlesex County, Commonwealth of Massachusetts, together with all improvements thereon and appurtenances thereto, as described in Exhibit B.

Campus:	The Alexandria Center at Kendall Square, comprised of the real property depicted on Exhibit B-1.

Base Rent:	$76.00 per rentable square foot of the Premises per year, adjusted as provided in Section 4 below.

Rentable Area of Premises:	21,372 square feet.

Rentable Area of Building:	432,932 square feet.

Tenant’s Share of Operating Expenses:	4.94%.

Tenant’s Share of 50-60 Garage Operating Expenses:	0.78%.

Building Share of Campus Expenses:	30.26% (i.e., 364,942 square feet of Building “gross floor area” per the Cambridge Zoning Ordinance / 1,206,202 square feet of total Campus “gross floor area” per the Cambridge Zoning Ordinance).

Security Deposit:	$541,424.00, subject to reduction as provided in Section 6.

Target Commencement Date:	February 28, 2018.

Rent Commencement Date:	Commencement Date (as defined in Section 2 below).

Rent Adjustment Percentage:	3%.

Base Term:	Beginning on the Commencement Date and ending 7 years from the first day of the first full month following the month in which the Rent Commencement Date occurs.

Permitted Use:	Technical Office Use (which includes, as permitted uses and not accessory uses, research and development use, laboratory use and Tenant’s office use), in accordance with Section 4.34(f) of the Cambridge Zoning Ordinance, and accessory uses customarily incidental to such Technical Office Use in accordance with Section 4.21 of the Cambridge Zoning Ordinance, and otherwise in compliance with Section 7 hereof.

Work Letter:	As set forth in Exhibit C.

Address for Rent Payment:	Landlord’s Notice Address:

P.O. Box 975383 Dallas, TX 75397-5383	385 East Colorado Blvd, Suite 299 Pasadena, CA 91101 Attention: Corporate Secretary Re: 100 Binney, Cambridge, MA

Tenant’s Notice Address:

Prior to the Commencement Date:

161 First Street

Cambridge, MA 02142

Attn: Chief Executive Officer

From and after the Commencement Date:

100 Binney Street

Cambridge, MA 02142

Attn: Chief Executive Officer

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[ ] EXHIBIT A - DRAWING SHOWING PREMISES

[ ] EXHIBIT B - DESCRIPTION OF PROJECT

[ ] EXHIBIT B-1 - DESCRIPTION OF CAMPUS

[ ] EXHIBIT C-WORK LETTER

[ ] EXHIBIT D - ACKNOWLEDGMENT OF COMMENCEMENT DATE

[ ] EXHIBIT E - PLAN SHOWING “H2 > 1000SF RESTRICTED” AREAS

[ ] EXHIBIT F - LANDLORD-TENANT OPERATIONS MATRIX

[ ] EXHIBIT F-1 - FORM OF LICENSE AGREEMENT

[ ] EXHIBIT G - TENANT’S PERSONAL PROPERTY

[ ] EXHIBIT H - ESTOPPEL CERTIFICATE FORM

[ ] EXHIBIT I - RULES AND REGULATIONS

[ ] EXHIBIT J - FORM OF SNDA

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without material interruption of Tenant’s use of the Premises for the Permitted Use or Tenant’s access to the Premises (except in an emergency): (i) to make additions to or reconstruction of the Building and Project and to install, use, maintain, repair, replace and relocate for service to the Premises or other parts of the Building or Project, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, Building or elsewhere in the Project, including, without limitation, the installation of such facilities in the plenums of the ceilings of the Premises (or, if there is no drop ceiling, within the space above 10 feet of any floor of the Premises), and coring therefor between the ceiling or top surface of the any portion of the Premises and the space above the Premises in the plenum or below the top of the Premises as aforesaid; and (ii) to modify, relocate or make additions to or reductions from any Common Area or facility.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work Tl Substantially Completed so that Tenant can occupy the Premises for the Permitted Use (“Delivery” or “Deliver”) and with all base building mechanical, electrical and plumbing systems in good operating condition and repair, free and clear of all tenants and occupants. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord does not Deliver the Premises within 120 days of the Target Commencement Date for any reason other than Force Majeure and Tenant Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Tl Substantially Completed” shall have the meanings set forth for such terms in the Work Letter. “Force Majeure” shall have the meaning set forth in Section 34. If Tenant does not elect to terminate this Lease within 5 business days of the lapse of such 120-day period, such right to terminate this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Premises to Tenant; (ii) the date Landlord could have Delivered the Premises but for Tenant Delays; or (iii) the date Tenant conducts any business in the Premises or any part thereof. The Rent Commencement Date shall be as set forth in the Basic Lease Provisions. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the “Rent Commencement Date” and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above in the Basic Lease Provisions, and any Extension Term which Tenant may elect pursuant to Section 39 hereof.

Except as set forth in the Work Letter, if applicable: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises, except as expressly provided in the Work Letter; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent if such access is pursuant to Section 6 of the Work Letter and not for the conduct of Tenant’s business.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, Building or Project, and/or the suitability of the Premises, Building or Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises, Building or Project is suitable for Tenant’s use of the Premises. Landlord covenants to deliver Landlord’s Work in the Premises in compliance with applicable Legal Requirements in effect on the date of Delivery. Landlord represents and warrants that the person signing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of Landlord as a legally binding contract of Landlord. Tenant represents and warrants that the person signing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant as a legally binding contract of Tenant. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. The Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. The first full calendar month’s Base Rent shall be due and payable on October 1, 2017, and then commencing on the Rent Commencement Date, Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. If the Rent Commencement Date is other than the first day of a calendar month, the difference between the first full calendar month’s Base Rent paid upon delivery of an executed copy of this Lease by Tenant to Landlord as required above, and the prorated Base Rent for the fractional month in which the Rent Commencement Date occurs, shall be applied by Landlord to such first full calendar month after the Rent Commencement Date. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of Operating Expenses (as defined in

Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written good faith estimate of Operating Expenses for each calendar year during the Term on or before the date that is thirty (30) days prior to the first day of each calendar year (the “Annual Estimate”). Together with the Annual Estimate, Landlord shall deliver Landlord’s good faith estimate of the 50-60 Garage Operating Expenses (as such term is defined below) for each such calendar year (the “50-60 Garage Annual Estimate”). The Annual Estimate and 50-60 Garage Annual Estimate may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1 /12th of Tenant’s Share of Operating Expenses as set forth in the Annual Estimate and 1/12,h of Tenant’s Share of the 50-60 Garage Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means: (i) the Building Share of Campus Expenses; and (ii) all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord in accordance with Landlord’s regular accounting practices with respect to the Project, including, without duplication, Taxes (as defined in Section 9). capital repairs, replacements and improvements amortized over the lesser of 10 years or the useful life of such capital items (except for capital repairs, replacements and improvements to the roof, which shall be amortized over 15 years), adjusted to reflect Building operations 24 hours per day, 7 days per week and 365 days per year, and a property management fee to Landlord or an affiliate of Landlord of 2.0% of annual Base Rent (including Base Rent that would have been due with respect to any rent abatement) or the costs of Landlord’s third party property manager or administration rent in the amount of 2.0% of annual Base Rent if there is no property manager, excluding only:

(a) the original construction costs of the Project and costs of correcting defects in such original construction;

(b) capital expenditures for expansion of the Project, and with respect to other capital expenditures, subject to amortization as provided in this Section 5;

(c) interest, principal payments of Mortgage (as defined in Section 271 debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs of utilities outside normal business hours sold to tenants of the Project;

(i) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(j) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7):

(n) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Project;

(s) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project, including, without limitation, expenses actually reimbursed by an insurance companies under insurance policies required to be maintained by Landlord in accordance with Section 17:

(u) Operating Expense reserves (including reserves for Taxes);

(v) rentals of equipment ordinarily considered to be of a capital nature (such as elevators and HVAC systems) except if such equipment is reasonably and customarily leased either temporarily or permanently in the operation of comparable office and laboratory buildings in the Cambridge area, such as lifts;

(w) any costs or expenses that are duplicative of maintenance and repair costs and expenses actually paid by Tenant in satisfaction of Tenant’s maintenance and repair obligations pursuant to this Lease;

(x) costs or expenses occasioned by condemnation that are actually recovered by Landlord in any condemnation awards;

(y) costs reimbursed to Landlord under any warranty carried by Landlord for the Project; and

(z) costs arising from the gross negligence or willful misconduct of Landlord or its agents, and employees.

In addition, notwithstanding anything to the contrary contained in this Lease, Operating Expenses incurred or accrued by Landlord with respect to any capital repairs, replacements or improvements which are for the purpose of reducing the amount of Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (a “Cost Saving Capital Expenditure”) shall be amortized over a period of years equal to the lesser of: (A) 10 years; (B) the useful life of the particular capital item in accordance with generally accepted accounting principles (“GAAP”), adjusted to reflect 24/7/365 operations; or (C) the quotient of (i) the Cost Saving Capital Expenditure, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such capital repair, replacement or improvement.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”)

showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses and Tenant’s Share of 50-60 Garage Operating Expenses, each for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses and 50-60 Garage Operating Expenses, each for such year. If Tenant’s Share of actual Operating Expenses and Tenant’s Share of 50-60 Garage Operating Expenses for such year exceed Tenant’s payments of Operating Expenses and 50-60 Garage Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses and 50-60 Garage Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses and Tenant’s Share of 50- 60 Garage Operating Expenses for such year, Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement or credit the excess amount to the next succeeding installments of estimated Operating Expenses and/or 50-60 Garage Operating Expenses, except that after the expiration or earlier termination of the Term, or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay or credit the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 180 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If during such 180-day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 5 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5%, then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant for the Independent Review.

Operating Expenses and 50-60 Garage Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year that vary with the level of occupancy of the Building shall be computed as though the Building had been 95% occupied on average during such year.

“Campus Expenses” shall mean the actual costs and expenses of operating the campus-wide community activities required under the special permit for the Campus issued by the Cambridge Planning Board on June 1, 2010 for the Alexandria Center at Kendall Square (“Special Permit”), or otherwise provided to the Campus, including, without limitation, the following: (i) compliance with the PTDM (defined in Section 10 below), including without limitation costs of causing the EZ Ride Shuttle Service of CRTMA (defined in Section 10) to service the Building (and/or the actual costs and expenses of a dedicated shuttle service for the Campus and other properties controlled by Landlord or its affiliates) or a separate shuttle bus service operated for the benefit of the Campus (“PTDM and Shuttle Expenses”); (ii) after its construction, the cost of the mixed mode transportation center to be located at 41 Linskey Way pursuant to the Special Permit, including without limitation, operating expenses, utilities, repairs, cleaning, insurance and Taxes; provided that the exclusions from Operating Expenses listed above in this Section shall apply in similar fashion to the operating expenses and repairs of such mixed mode transportation center; and (iii) preparation and implementation of marketing and merchandising plans to generate street activation for the Campus.

“50-60 Garage Operating Expenses” shall mean the Operating Expenses and Taxes (as defined in this Lease) but as the same apply to the 50-60 Garage.

“Tenant’s Share” shall be the percentages set forth in the Basic Lease Provisions, subject to adjustment as set forth herein. Landlord may equitably increase Tenant’s Share or charge Tenant directly for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with Tenant’s particular occupancy or use (it being agreed that 100% of the property management fee or administration rent for property management, which is calculated based on Base Rent, is for a service related only to the Premises), and Tenant shall pay all such charges as Additional Rent within 30 days of invoice. Base Rent, Tenant’s Share of Operating Expenses, Tenant’s Share of 50-60 Garage Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent”.

Landlord and Tenant agree that the rentable square footage of the Premises and Building, and the gross floor area of the Premises, Building and Campus, as of the date of this Lease are as set forth in the Basic Lease Provisions for the purposes of this Lease and are based on the Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), as customarily modified for laboratory properties in the Cambridge, Massachusetts market.

6. Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”): (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit, until such time as Tenant provides a substitute Letter of Credit, whereupon Landlord shall forthwith refund such funds to Tenant. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20). Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 5 days of demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Provisions. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 days after demand from Landlord, restore the Security Deposit to its original amount. If Tenant is not then in default under this Lease, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

If, after the fourth anniversary of the Commencement Date, Tenant is not in Default of its obligations under this Lease, then upon written request of Tenant, the Security Deposit shall be reduced to an amount equal to three (3) months’ then applicable monthly Base Rent (the “Reduced Security Deposit”), provided that Tenant is not thereafter in Default of its obligations under this Lease. If the foregoing conditions are met, upon Tenant’s written request, Landlord shall return the unapplied portion of the Security Deposit then held by Landlord, less the Reduced Security Deposit, to Tenant within 60 days of Tenant’s request. Such return may be effected through execution by Landlord and the issuing bank of an amendment to the Letter of Credit or through issuance of a replacement by the issuing bank of the Letter of Credit in the amount of the Reduced Security Deposit in the same form as the Letter of Credit but for such reduction, provided, however, that, in the event that such a replacement of the Letter of Credit is issued, Landlord shall have no obligation to deliver the original Letter of Credit unless and until Landlord has received the original replacement of the Letter of Credit in form and substance as required hereunder. If Landlord returns to Tenant any portion of the Security Deposit in accordance with this Section, then from and after the date such portion of the Security Deposit is returned to Tenant, the “Security Deposit” shall be deemed to be the Reduced Security Deposit for all purposes of this

Lease, subject to the terms of this Section. The Reduced Security Deposit shall be increased in accordance with the terms of this Section if Tenant is in Default hereunder. If Tenant is in Default under the Lease, the Security Deposit shall be increased to an amount equal to $541,424.00. Such increased Security Deposit shall be paid to Landlord within 10 days of Landlord’s written demand, in the case of Tenant’s Default under the Lease. If Tenant is required to increase the Reduced Security Deposit in accordance with this Section, then from and after the date such monies are required to be deposited with Landlord, the “Security Deposit” shall be deemed to be the amount of $541,424.00.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6. or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7. Use; Energy Use Reporting.

(a) Use. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). The number of control areas in the Premises shall comply with all applicable Legal Requirements. Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s particular use and/or occupancy of the Premises. Tenant shall use the Premises in a careful, safe and proper manner and shall not commit or permit waste, overload the floor or structure of the Premises, or subject the Premises to use that would damage the Premises. Tenant shall not obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including but not limited to, not conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises. Tenant shall not use or allow the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project or Building elevators without the prior written consent of Landlord. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Tenant shall have access to the Premises, 24 hours per day, 7 days per week, 365 days per year, subject to the terms of this Lease and to compliance with such reasonable security or monitoring systems and procedures as Landlord may reasonably impose.

Landlord shall make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements, including the ADA, provided that the costs of such alterations or modifications shall be (i) included as an Operating Expense (subject to the limitations and exclusions contained in Section 5) to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located and was not applicable prior to the date of Substantial Completion of the Shell and Core Improvements (as such terms are defined in the Work Letter), or (ii) at Tenant’s expense to the extent such Legal Requirement is applicable solely by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises. Subject to Landlord’s obligation to deliver Landlord’s Work in the Premises in compliance with applicable Legal Requirements, as provided in Section 2. Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA). Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements applicable to the Premises (except to the extent such violations result from a failure of the Premises to comply with Legal Requirements in effect as of the date of Delivery), and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all such Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

(b) Group H-2 Occupancy Restriction. If Tenant’s use includes a Group H-2 occupancy (as defined in the Massachusetts State Building Code, 8,h Edition) in excess of 1,000 square feet, such Group H-2 occupancy shall not be permitted in those areas shown as “H2 > 1000SF Restricted” on Exhibit E to this Lease.

(c) Energy Use Reporting. Tenant agrees to provide, within 30 days of request by Landlord, such information and documentation as may be needed for compliance with the City of Cambridge Building Energy Use Disclosure Ordinance, Section 8.67.010 et seq. of the Municipal Code of the City of Cambridge (as the same may be amended, the “Cambridge Building Energy Use Disclosure Ordinance”), and other such energy or sustainability requirements as may be adopted from time to time by the City of Cambridge or any other governmental authority with jurisdiction over the Building, which information shall include without limitation usage at or by the Premises of electricity, natural gas, steam, hot or chilled water or other energy. Landlord shall report to the applicable governmental authority such energy usage for the Building and other Building information as required by the Cambridge Building Energy Use Disclosure Ordinance.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. If Landlord receives an abatement of Taxes for the Project for a period during the Term, Landlord shall apply such abatement (less the costs of obtaining such abatement, including reasonable attorneys’ fees) as a credit against Operating Expenses for the applicable year. Taxes shall not include any net income taxes or franchise, estate, inheritance, succession, gift or excess profit taxes imposed on Landlord except to the extent such taxes are in substitution for any Taxes payable hereunder, or any penalties for late payment of Taxes. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Operating Expenses hereunder shall also include the cost of tax monitoring services provided to Landlord with respect to the Project Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10. Parking

(a) Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, and provided that Tenant pays the parking charge therefor as required hereunder, Tenant shall have, commencing on the Commencement Date and during the Term, the right, in common with other permitted users, to park vehicles in 15 unreserved vehicle parking spaces, of which 8 parking spaces shall be located in the Garage and 7 parking spaces shall be located in the garage located at 50-60 Binney Street (the “50-60 Garage”). Such total number of parking spaces is based upon a ratio of 0.85 spaces per 1,000 square feet of “gross floor area” in the Premises, as defined in the Cambridge Zoning Ordinance (“Tenant’s Pro Rata Share of Parking Spaces”) (i.e., 15 spaces, based upon a “gross floor area” of 17,738 square feet in the Premises as defined in the Cambridge Zoning Ordinance). Tenant’s rights to park vehicles in the 50-60 Garage is subject to the reservation by Landlord of the right to make available up to 50% of Tenant’s Pro Rata Share of Parking Spaces in the 50-60 Garage for use by other parties outside of Business Parking Hours (as hereinafter defined). For the purposes of this Section, “Business Parking Hours” shall mean 7:00 a.m. to 6:00 p.m. Monday through Friday (except for state and national holidays). The rights to park vehicles under this Lease are subject to Landlord’s reasonable rules and regulations for the Garage and the reasonable rules and regulations of the 50-60 Garage, as applicable. Landlord agrees that Landlord will give Tenant notice of such rules and regulations and that such rules and regulations shall not be applied by Landlord in a discriminatory manner with respect to Tenant. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded; provided, however, that such allocation shall not result in a reduction of parking spaces available to Tenant to fewer than 15 parking spaces, of which at least 8 parking spaces shall at all times be located in the Garage. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

(b) Monthly Parking Charge. Commencing on the Commencement Date, Tenant shall pay, on or before the first day of the month during the Term, in respect of Tenant’s Pro Rata Share of Parking Spaces in the Garage and the 50-60 Garage, the market rate monthly charge therefor designated by Landlord, as such monthly charge may be adjusted annually during the Term, based upon the rates charged by comparable parking facilities in the vicinity of the Project. The monthly rate for nearby parking garages controlled by Landlord’s affiliates is $300 per month per parking space as of the date of this Lease.

(c) PTDM Matters. Tenant shall, at Tenant’s sole expense, for so long as the Parking and Traffic Demand Management Plan dated February 9, 2010 (revised April 15 2010), as approved by the City of Cambridge on April 22, 2010 including the conditions set forth in such approval (as may be amended in accordance with this Lease, the “PTDM”) remains applicable to the Project, comply with the PTDM as applicable to the Project, including without limitation, (i) offer to subsidize mass transit monthly passes, up to the federal limit, for all of its employees who work in the Premises in accordance with the terms set forth in the PTDM; (ii) implement a Commuter Choice Program and the MBTA’s Corporate Pass Plan; (iii) discourage single-occupant vehicle (“SOV”) use by its employees; (iv) promote alternative modes of transportation and use of alternative work hours; (v) at Landlord’s request, meet with Landlord and/or its representatives no more frequently than quarterly to discuss transportation programs and initiatives; (vi) participate in annual surveys, monitoring transportation programs and initiatives at the Campus, and, without limitation, achieve a response rate for patron surveys at least equal to sixty percent (60%) of the projected number of daily patrons; (vii) cooperate with Landlord in connection with transportation programs and initiatives promulgated pursuant to the PTDM; (viii) provide alternative work programs (such as telecommuting, flex-time and compressed work weeks) to its employees in order to reduce traffic impacts in Cambridge during peak commuter hours; (ix) offer an emergency ride home (“ERH”) through the Charles River Transportation Management Association (“CRTMA”), or have its own ERH program, for all employees who commute by non-SOV mode at least 3 days a week and who are eligible to park in Tenant’s Pro Rata Share of Parking Spaces; (x) cooperate with the Cambridge Office of Workforce Development to expand employment opportunities for Cambridge residents; (xi) in the event that the single occupancy vehicle and traffic generation modal split limits of the PTDM are exceeded, charge each user of a parking space the market rate for parking in Kendall Square/East Cambridge therefor; (xii) comply with the requirements of any other Parking and Traffic Demand Management Plan to which Tenant may be a party from time to time; (xiii) designate an employee transportation coordinator for the Building; and (xiv) otherwise cooperate with Landlord in encouraging employees to seek alternate modes of transportation.

11. Utilities, Services; Life Safety Back-Up Power.

(a) Utilities, Services. Landlord shall provide, or cause to be provided, subject to the terms of this Section 11, water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), (collectively, “Utilities”). Tenant shall be responsible for its own janitorial services within the Premises. Landlord shall arrange for collection of office trash and refuse from the loading dock of the Building, and Tenant shall arrange for its janitorial services provider to deliver such trash and refuse from the Premises to the loading dock of the Building. The allocation of Utilities to be made available to the Premises, subject to the terms and conditions of this Lease, shall be as set forth in the Landlord/Tenant Utility Allocation Matrix attached to the Work Letter as Schedule 2(c)-2. Landlord and Tenant shall provide and maintain the systems and equipment and services and utilities pursuant to the matrix attached hereto as Exhibit F, which Exhibit F is subject to the reasonable modification by Landlord from time to time to reflect actual operating practices, provided that no such modification shall materially expand the obligations of Tenant.

Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Landlord’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.

Tenant agrees to provide Landlord with access to Tenant’s water and/or energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s designated online portal, or by another delivery method reasonably agreed to by Landlord and Tenant. The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and/or energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

(b) Compressed Air, Vacuum and Reverse Osmosis Water Systems. Landlord shall provide Tenant with access, pursuant to the terms and conditions of this Lease, to the compressed air, vacuum and reverse osmosis water systems that serve the floor on which the Premises are located. Tenant acknowledges and agrees that such compressed air, vacuum and reverse osmosis water systems shall be shared with other tenants of the Project. Tenant’s obligation to pay its share of ongoing operation costs shall be allocated among Tenant and other user tenants on a pro rata basis, with Tenant’s share based on the ratio of the rentable square footage of the Premises to the sum of the rentable square footages of the Premises and the premises of all other user tenants. Landlord’s sole obligation for providing either compressed air, vacuum or reverse osmosis water systems to Tenant shall be to contract with a third party to maintain the compressed air, vacuum and reverse osmosis water systems as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to supervise, oversee or confirm that the third party maintaining the compressed air, vacuum and reverse osmosis water systems is maintaining the compressed air, vacuum and reverse osmosis water systems as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the compressed air, vacuum and reverse osmosis water systems when the compressed air, vacuum and reverse osmosis water systems are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with any alternative compressed air, vacuum and reverse osmosis water systems. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such compressed air, vacuum and reverse osmosis water systems will be operational at all times or that compressed air, vacuum and reverse osmosis water systems will be available to the Premises when needed.

(c) Acid Neutralization System. Landlord shall provide Tenant with access to the acid neutralization system existing as of the date of this Lease (“Acid Neutralization System”) pursuant to the terms and conditions of this Lease. Tenant acknowledges and agrees that the Acid Neutralization System shall be shared with other tenants of the Project. Tenant’s obligation to pay its share of ongoing operation costs shall be allocated among Tenant and other user tenants on a pro rata basis, with Tenant’s share based on the ratio of the rentable square footage of the Premises to the sum of the rentable square footages of the Premises and the premises of all other user tenants, provided, however, that, at any time and from time to time, Landlord may equitably adjust such allocation based on use by Tenant and other tenant users of the Acid Neutralization System. Landlord’s sole obligations for providing the Acid Neutralization System, or any acid neutralization system facilities, to Tenant shall be (the “Acid Neutralization Obligations”) to (i) use reasonable efforts to obtain and maintain the permit required from the Massachusetts Water Resources Authority for discharge through the Acid Neutralization System (the “Discharge Permit”), provided that Tenant reasonably cooperates with Landlord and provides all information and documents reasonably necessary in connection with the Discharge Permit, and (ii) contract with a third party to maintain the Acid Neutralization System as operating as per the manufacturer’s standard maintenance guidelines. Notwithstanding anything herein to the contrary, if the Acid Neutralization System must be replaced and the cost thereof is not included in such third party maintenance contract, then, Landlord shall replace the Acid Neutralization System, it being acknowledged, however, that Tenant shall be responsible for its share of all costs incurred in connection therewith as an Operating Expense.

Tenant shall be solely responsible for the use of the Acid Neutralization System by Tenant, its employees, any contractors, sublessees, invitees or any party other than Landlord or Landlord’s contractors, and Tenant shall be jointly and severally responsible for the use of the Acid Neutralization System with the other user tenants. Tenant shall use, and cause other parties under its control or for which it is responsible to use, the Acid Neutralization System in accordance with this Lease and in accordance with all applicable Legal Requirements, the Discharge Permit and any permits and approvals from Governmental Authorities for or applicable to Tenant’s use of the Acid Neutralization System. Tenant shall not take any action or make any omission that would result in a violation of the Discharge Permit or any other permit or Legal Requirements applicable to the Acid Neutralization System. Tenant’s compliance with applicable permits and Legal Requirements shall include but not be limited to posting signs at all sinks located in the Premises containing applicable notices regarding the use of sink drains for the disposal of chemicals and other Hazardous Materials. Tenant shall maintain a chemical management plan prohibiting the improper discharge or disposal of chemicals. Tenant shall train all laboratory personnel in the Premises on the proper disposal of chemicals and other Hazardous Materials. Landlord reserves the right, at any time and from time to time, to require limitations and restrictions on discharges by Tenant to the Acid Neutralization System as Landlord may reasonably determine to be necessary for the operation of the Acid Neutralization System. Landlord and its contractors and consultants shall be permitted to perform periodic sampling of all substances regulated under permits applicable to the Acid Neutralization System, including without limitation the discharge permit issued by the Massachusetts Water Resources Authority (“MWRA”), or as otherwise deemed appropriate by Landlord in its sole discretion. Landlord and its contractors and consultants shall be permitted to perform periodic inspections of the Acid Neutralization System and the discharge points and connections thereto located in the Premises. If requested by Landlord based on conditions pertaining to the Acid Neutralization System, Tenant shall promptly provide updates to its Hazardous Materials List (as defined in Section 30(b) below) to Landlord. Tenant shall promptly notify Landlord of any changes in the flow volume or properties that could impact the operation of the Acid Neutralization System or compliance with applicable permits or Legal Requirements, including without limitation a discharge known or reasonably believed to be non- compliant, changes in Tenant’s operations in the Premises and addition of new equipment such as cage washers, glass washers or autoclaves.

The scope of the Surrender Plan (as defined in Section 28 of this Lease) shall include all actions for the proper cleaning, decommissioning and cessation of Tenant’s use of the Acid Neutralization System, and all requirements under this Lease for the surrender of the Premises shall also apply to Tenant’s cessation of use of the Acid Neutralization System, in each case whether at Lease expiration, termination or prior thereto (but Tenant shall not be required to complete the decommissioning of the Acid Neutralization System if other tenants or occupants will continue to use the same after the expiration or earlier termination of the Lease, nor shall Tenant be responsible for or bear any costs of decommissioning arising from the use of the Acid Neutralization System by any party other than Tenant: it being agreed that if multiple tenants use the Acid Neutralization System, then Landlord shall be responsible for completing the decommissioning thereof, and Tenant shall pay to Landlord within thirty (30) days after invoice therefor Tenant’s share of the reasonable, actual costs of decommissioning based on the ratio of the rentable square footage of the Premises to the rentable square footage of the Premises and the premises of all other user tenants). The obligations of Tenant under this Lease with respect to the Acid Neutralization System shall be joint and several with such other tenants as aforesaid, except in the event that Tenant can prove to Landlord’s reasonable satisfaction that neither Tenant nor any Tenant Party caused, contributed to or exacerbated the matter for which Tenant would otherwise be responsible but for this exception. Without in any way limiting the Acid Neutralization Obligations, Landlord shall have no obligation to provide Tenant with operational emergency or back-up acid neutralization facilities or to supervise, oversee or confirm that the third party maintaining the Acid Neutralization System is maintaining such system as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Acid Neutralization System when such system is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up system or facilities. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such Acid Neutralization System will be operational at all times or that such system will be available to the Premises when needed. Without in any way limiting the Acid Neutralization Obligations, in no event shall Landlord be liable to Tenant or any other party for any damages of any type, whether actual or consequential, suffered by Tenant or any such other person in the event that the Acid Neutralization System or back-up system, if any, or any replacement thereof fails or does not operate in a manner that meets Tenant’s requirements.

(d) Glasswash and Autoclave. Simultaneously with the execution of this Lease, Landlord and Tenant shall execute a License Agreement for the use by Tenant of a shared room for a glasswash machine and autoclave, which License Agreement shall be in the form of Exhibit F-1 attached hereto.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems, office equipment and telecommunications cabling (other than removal of furniture systems, office equipment and telecommunications cabling owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems, but which shall otherwise not be unreasonably withheld or delayed. Tenant may construct nonstructural Alterations in the Premises that will not affect the operations of any Building Systems, without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $50,000.00 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such commercially reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Any disapproval of plans and specifications for Alterations shall be accompanied by a specific statement of the reason(s) therefor. All architects, consultants, contractors and other persons performing work or supplying materials shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the reasonable out-of-pocket costs incurred by Landlord for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration. Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be required to provide Landlord with a payment or performance bond with respect to Tenant’s Work (as defined in the Work Letter).

Other than (i) the items, if any, listed on Exhibit G attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit G in the future, and (iii) any trade fixtures, machinery, equipment and other personal property not paid for out of the Tl Fund (as defined in the Work Letter) which may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all property of any kind paid for with the Tl Fund, all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises, such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 following the expiration or earlier termination of this Lease; provided. however, that Landlord shall, at the time its approval of such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease, except that Landlord shall not require removal of customary office cabling or customary laboratory improvements. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

13. Landlord’s Repairs. Landlord, as an Operating Expense (subject to the limitations and exclusions contained in Section 5), shall maintain, or cause to be maintained, the roof and all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, officers, directors, managers, invitees, contractors, subcontractors, subtenants, assignees or licensees (each, a “Tenant Party”, or collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense to the extent caused by Tenant or any Tenant Party (except as may otherwise be provided in Sections 11(b) or (c)). Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours’ advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall have a reasonable opportunity to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Maintenance and Repairs. Tenant shall be responsible for its own janitorial services within the Premises, and Tenant shall arrange for its janitorial services provider to deliver office trash and refuse from the Premises to the common trash facility at the loading dock of the Building. In no event shall Tenant or its contractors, agents or service providers dispose of any laboratory refuse or waste or Hazardous Materials (as defined in Section 30) to the common trash facility or any other area in the Project. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls in the condition the same are in on the Commencement Date. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after notice is delivered to Tenant of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be due from Tenant as Additional Rent within 5 days of demand therefor. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies, and agrees to defend, save and hold Landlord and Landlord’s members, shareholders, partners, officers, directors, managers, employees, agents, contractors, successors and assigns harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises,

Building or Project, arising directly or indirectly out of: (a) the conduct of Tenant’s business or the use or occupancy of the Premises, Building or Project by Tenant or any Tenant Party (including without limitation any act, omission or neglect by Tenant or any Tenant Party), except to the extent caused by the willful misconduct or negligence of Landlord, or (b) a breach or default by Tenant in the performance of any of its obligations hereunder. In the event that any provision of this Lease expressly conflicts with the requirements of M.G.L. Chapter 186, Section 15, the provisions of said statute shall govern to the extent of such conflict. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further hereby irrevocably waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Building or such lesser coverage amount as Landlord may elect, provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises (which coverage amount may be satisfied through a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy). The commercial general liability insurance policy shall name Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”) and Alexandria Real Estate Equities, Inc., as additional insureds. The commercial general liability policy of Tenant shall insure on an occurrence and not a claims-made basis; shall be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless at least 10 days prior written notice shall have been given to Landlord; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Certificates of insurance showing the limits of coverage required hereunder and showing each of Landlord, Alexandria Real Estate Equities, Inc. and the Landlord Parties designated by Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof and any servicer in connection therewith, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Notwithstanding anything in this Lease to the contrary, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against (or required to be insured against pursuant to this Lease) under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. Without limiting the foregoing, such waiver shall apply to the obligations of Tenant to indemnify, hold harmless and defend under Section 16 with respect to losses insured against (or required to be insured against) by property insurance required to be maintained hereunder. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such, damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the

Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction. Unless Landlord so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant, except to the extent to which Landlord receives insurance proceeds for the restoration of improvements from the insurance required to be maintained under Section 17. in which case such improvements shall be included as part of Landlord’s restoration), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided. however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period, or if longer, the Restoration Period, elect to terminate this Lease, in either of which events Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, following the date that Landlord makes the Premises available to Tenant for Tenant’s repairs or restoration, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Materials Clearances, all Alterations and other improvements installed by Tenant or by Landlord and paid for by Tenant (except to the extent covered by insurance required to be maintained by Landlord pursuant to Section 17. in which case such improvements shall be included as part of Landlord’s restoration, subject to the terms of this Section 18). Promptly upon the substantial completion of such Alterations and other improvements, Tenant shall reenter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord or Tenant may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord delivers notice to Tenant of the estimated Restoration Period. Notwithstanding anything to the contrary contained in this Lease, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration, provided that such unavailability of insurance proceeds is not the result of Landlord’s failure to maintain the insurance policies required to be maintained by Landlord under Section 17. Rent shall be abated from the date all required Hazardous Materials Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. In the event that no Hazardous Materials Clearances are required to be obtained with respect to such fire or other casualty, the rent abatement shall commence as of the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18. Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or, any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a material default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises, provided that Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant has completed Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after notice is delivered to Tenant that any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Default Under License Agreement. Tenant is in Default (as defined in the License Agreement) beyond any applicable notice and cure period under that certain License Agreement between Landlord and Tenant dated on or about the date of this Lease (the “License Agreement”), and in such event there shall be no further requirement to give further notice under this Lease,

(i) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 20 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 20 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 20 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

21. Landlord’s Remedies.

(a) Payment by Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever (except as otherwise expressly provided in Section 21(c)(v) with respect to Landlord’s Lump Sum Election). No cure in whole or in part of such Default by Tenant after Landlord has taken any action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all rights of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided. If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, subject to Section 21(c)(ii) from time to time re- let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii) Landlord shall be deemed to have satisfied any obligation to mitigate its damages by hiring an experienced commercial real estate broker to market the Premises and directing such broker to advertise and show the Premises to prospective tenants.

(iii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same free of any rights of Tenant, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises.

(iv) If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of a Default by Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed in this Lease for the payment thereof, amounts equal to the installments of Base Rent and all Additional Rent as they would, under the terms of this Lease become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof, but in the event that the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all of Landlord’s expenses incurred in reletting the Premises (including, without limitation, tenant improvement, demising and remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner: Amounts received by Landlord after reletting, if any, shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery by Landlord no in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered by Landlord, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the Term of this Lease is scheduled to expire according to its terms.

Actions, proceedings or suits for the recovery of damages, whether liquidated or other damages, under this Lease, or any installments thereof, may be brought by

Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder. In addition to other rights, remedies and damages provided in this Lease or at law or in equity, at any time and from time to time following the occurrence of a Default, whether or not this Lease is terminated as aforesaid, Landlord shall be entitled to recover all Base Rent, Additional Rent and other amounts payable ty Tenant under this Lease then due or accrued and unpaid.

(v) In addition, Landlord, at its election, notwithstanding any other provision of this Lease, by written notice to Tenant (the “Lump Sum Election”), shall be entitled to recover from Tenant, as and for liquidated damages, at any time following any termination of this Lease, a lump sum payment representing, at the time of Landlord’s written notice of its Lump Sum Election, the sum of:

(A) the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the amount of unpaid Base Rent and Additional Rent that would have been payable pursuant to this Lease for the remainder of the Term following Landlord’s Lump Sum Election if this Lease had not been terminated, and

(B) all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(C) the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the aggregate net fair market rent plus additional charges payable for the Premises for the remainder of the Term following Landlord’s Lump Sum Election, calculated as of the date of Landlord’s Lump Sum Election, and taking into account reasonable estimates of the future costs to relet any then vacant portions of the Premises (except to the extent that Tenant has actually paid such costs pursuant to this Section 21) in order to calculate the net rental revenue that Landlord may expect to obtain for the Premises for the balance of the Term (it being understood that the subtraction of the amounts determined in this paragraph (C) from the then present value of Base Rent and Additional Rent that would have been payable pursuant to this Lease for the remainder of the Term as determined in paragraph (A) shall not be deemed to result in an amount less than zero).

Landlord’s recovery under its Lump Sum Election shall be in addition to Tenant’s obligations to pay, and Landlord’s right to recover from Tenant, all Base Rent and Additional Rent due and costs incurred prior to the date of Landlord’s Lump Sum Election, and shall be in lieu of any Base Rent and Additional Rent which would otherwise have been due under this Section from and after the date of Landlord’s Lump Sum Election. The yield to maturity on United States Treasury Notes having a maturity date that is nearest the date that would have been the last day of the Term of the Lease, as reported in The Wall

Street Journal or a comparable publication if it ceases to publish such yields, shall be used in calculating present values for purposes of Landlord’s Lump Sum Election. For the purposes of this Section, if Landlord makes the Lump Sum Election to recover liquidated damages in accordance with this Section, the total Additional Rent shall be computed based upon Landlord’s reasonable estimate of Tenant’s Share of Operating Expenses and other Additional Rent for each 12-month period in what would have been the remainder of the Term of the Lease and any part thereof at the end of such remainder of the Term, but in no event less than the amounts therefor payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have elapsed since the date hereof, the partial year) immediately preceding the date of Landlord’s Lump Sum Election. Amounts of Tenant’s Share of Operating Expenses and any other Additional Rent for any partial year at the beginning of the Term or at the end of what would have been the remainder of the Term shall be prorated.

(vi) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law, whether such amount shall be greater or less than the excess referred to above.

(vii) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

(viii) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(ix) If Tenant shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that Tenant was in default, Tenant shall pay to Landlord all reasonable, out of pocket fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including reasonable attorneys’ fees and expenses.

(x) If default by Tenant shall occur in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and with only such notice, if any, as may be practicable under the circumstances in the case of an emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises or the Project not discharged, released or bonded over to Landlord’s satisfaction by Tenant within the time period required pursuant to Section 15 of this Lease, and (b) in any other case if such default continues after any applicable notice and cure period provided in Section 20. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including attorneys’

fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

(xi) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d).

(xii) In addition to any other right or remedy hereunder, upon the occurrence of a Default, Landlord shall have the right to suspend funding of any Tl Allowance or the performance of Landlord’s Work (and such suspension shall constitute a Tenant Delay).

(xiii) In the event that Tenant is in breach or Default under this Lease, whether or not Landlord exercises its right to terminate or any other remedy, Tenant shall reimburse Landlord upon demand for any out of pocket costs and expenses that Landlord may incur in connection with any such breach or Default, as provided in this Section 21 (cl. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability, including without limitation, legal fees and costs Landlord shall incur if Landlord shall become or be made a party to any claim or action instituted by Tenant against any third party, by any third party against Tenant or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant.

(xiv) Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressly so made in writing by Landlord expressly waiving such provision. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

22. Assignment and Subletting.

(a) Prohibition. Without Landlord’s prior written consent, which shall not be unreasonably withheld, subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, Tenant shall have the right to (x) obtain financing from institutional or individual investors (including venture capital funding and corporate partners) which regularly invest in private biotechnology companies, (y) undergo a public offering, or (z) if Tenant is a public company, transfer shares of Tenant effected through any recognized exchange or through the “over the counter” market, any of which results in a change in control of Tenant without such change of control constituting an assignment under this Section 22 requiring Landlord consent, provided that (i)Tenant notifies Landlord in writing of the financing at least 10 business days prior to the closing of the financing, and (ii) provided that in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term.

The reasons for Landlord’s reasonable withholding of consent shall include but not be limited to: (A) the business or financial reputation of the proposed assignee or sublessee, or the business or financial reputation of any of the respective principals or officers thereof, is objectionable in Landlord’s judgment, (B) the proposed assignee or sublessee is engaged in areas of scientific research or other business concerns that are controversial such that in Landlord’s reasonable judgment they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any prospective purchasers or lenders, (C) the proposed use of the Premises by the proposed assignee or sublessee will violate any applicable Legal Requirement, (D) the proposed assignee or sublessee is at that time an occupant of the Project or negotiating with Landlord or an affiliate thereof for the lease of other space in the Project, (E) if the proposed transaction is not a sublease, the proposed assignee does not have a net worth, as of the date of the Transfer, at least equal to the greater of (x) the net worth of Tenant as of the date of the Lease, and (y) the net worth of Tenant immediately prior to the Transfer Date, or otherwise lacks the creditworthiness to support the financial obligations it would incur under the proposed assignment in Landlord’s reasonable judgment, (F) if the proposed transaction is a sublease, the proposed sublessee does not have a creditworthiness, as of the date of transfer, sufficient to support the financial obligations it would incur under the proposed sublease in Landlord’s judgment, (G) the proposed assignee or sublessee is a governmental agency, (H) in Landlord’s judgment the use of the Premises by the proposed assignee or sublessee would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord, (I) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or sublessee, (J) the proposed assignment or sublease will create a vacancy elsewhere in the Project, or (K) the assignment or sublease is prohibited by the Holder of a Mortgage on the Premises or Project.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion, subject to the terms and conditions of this Section 22 (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (iii) if the proposed transaction is a sublease that is not a Permitted Assignment or Qualified Assignment (each as defined below) and the subletting concerns (together with all other then effective subleases) 50% or more of the Premises, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to Three Thousand Five Hundred Dollars ($3,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.

Notwithstanding the foregoing, (A) Tenant shall have the one-time right to assign this Lease or sublease the Premises under this Lease, upon 30 days prior written notice to Landlord and without Landlord’s prior written consent, to an entity that meets the following requirements (such assignment or subletting, a “Qualified Assignment”): (i) Flagship Pioneering, Inc. owns or controls more than 50% of the shares or other ownership interests in such assignee or subtenant entity (the “Qualified Assignee”), (ii) Tenant reasonably demonstrates to Landlord that the Qualified Assignee has the financial capability to perform the obligations of Tenant under the Lease for the remainder of the Term, (iii) prior to the effective date of such assignment or sublease, such Qualified Assignee and Landlord or its affiliate (the “ARE Investing Entity”) execute and deliver a Participation Rights Agreement in substantially the same form as the Participation Rights Agreement dated on or about the date hereof between Tenant and Alexandria Venture Investments, LLC (the “Assignee PRA”), pursuant to which Assignee PRA, the Qualified Assignee shall grant the ARE Investing Entity the right, but not the obligation, to purchase up to $2,000,000 (or such other amount as may be mutually agreed in writing by the ARE Investing Entity and Qualified Assignee), of New Securities (as defined below) that such Qualified Assignee sells in its next bona fide, private financing round following the date of the Assignee PRA, at a price per share and on other terms and conditions that are no less favorable to the ARE Investing Entity than those upon which the New Securities are sold by such Qualified Assignee to any other investor in such financing round, (iv) Tenant and the Qualified Assignee shall each provide to Landlord evidence of such action of its board of directors or other governing body authorizing the transactions described herein, and (v) such Qualified Assignee and any subsequent assignee or subtenant thereof shall not have any rights to extend the Base Term of this Lease under Section 39: and (B) Tenant shall have the right to assign this Lease or sublease the Premises under this Lease, upon 30 days’ prior written notice to Landlord and without Landlord’s prior written consent, to an entity controlling or controlled by Tenant (a “Permitted Affiliate Assignment”), provided, however, that in the case of any assignment or subletting described in clause (A) or (B) of this sentence, (y) such assignment or subletting is for a bona fide business purpose and not principally for the purpose of transferring the lease, and (z) Landlord shall have the right to approve the form of any such sublease or assignment prior to its execution. The term “New Securities” shall mean any shares of such Qualified Assignee’s equity securities, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent and without such assignment being subject to an Assignment Termination, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a bona fide business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with GAAP) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements delivered under Section 40(c) below or filed with the SEC under applicable securities laws, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Permitted Successor Assignment”). A Permitted Affiliate Assignment and Permitted Successor Assignment may each be referred to herein as a “Permitted Assignment”. For the avoidance of doubt, Landlord shall not have the right to exercise an Assignment Termination with respect to any Permitted Assignment or a Qualified Assignment.

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs, advertising expenses, free rent or other reasonable concessions and any design or construction fees and tenant improvement costs directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a preexisting environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in the form of Exhibit H or in any other form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging, to the best of Tenant’s knowledge, that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant within any applicable notice and cure periods under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations (notice of which has been delivered to Tenant) at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit I. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination.

(a) Subordination, Non-Disturbance and Attornment. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however, that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Landlord agrees to use commercially reasonable efforts to deliver to Tenant a subordination, non-

disturbance and attornment agreement either in the form of Exhibit J hereto or in any other form reasonably requested by a proposed lender or the Holder of a Mortgage on or against the Project or Premises (“SNDA”). Tenant agrees within 10 business days after demand to execute, acknowledge and deliver such SNDA and such other instruments confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments, ground leases or other superior leases and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

(b) Other Matters. Notwithstanding anything to the contrary herein contained, subject to the provisions of this Section 27: (i) nothing in this Section 27 shall affect Tenant’s rights under Section 18. Section 19 of this Lease, including any termination, abatement or offset rights under such Sections (whether accruing prior to or after any attornment to such mortgagee), and (ii) no holder shall be relieved of its obligations as party-Land lord arising under the Lease from or after the date (“Succession Date’’) that such Holder first acquires title or possession to the Premises. Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a Holder (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease), no Holder shall be liable for failure to perform any of Landlord’s obligations (and such Holder shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give the Holder of any mortgage, by registered mail, a copy of any notice of default that is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing of the address of any such holder.

(c) Rent Assignment. If, at any time and from time to time, Landlord assigns this Lease or the Rent payable hereunder to the Holder of any mortgage on the Premises or the Project, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the “Financing Party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

(i) Except as set forth in clause (ii) below, such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;

(ii) The Financing Party shall be treated as having assumed Landlord’s obligations hereunder (subject to this Section 27) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) or the taking of possession of the Premises from and after foreclosure; and

(iii) The Financing Party shall be responsible for only such breaches under the Lease by Landlord that occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid.

Tenant hereby agrees to enter into such reasonable agreements or instruments as may, from time to time, be requested by Landlord in confirmation of the foregoing, subject to the requirements of this Section 27.

(d) Other Instruments. The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver within ten (10) days after any Holder’s written request therefor any Holder’s customary commercially reasonable forms of subordination, non-disturbance and attornment agreements or priority agreements or other instruments conforming to the provisions of this Lease. Without limitation, where Tenant in this Lease indemnifies or otherwise covenants for the benefit of mortgagees, such agreements are for the benefit of mortgagees as third party beneficiaries; and at the request of Landlord, Tenant from time to time will confirm such matters directly with such Holder.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord or its officers, directors, employees, managers, agents and contractors (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. Landlord shall use reasonable efforts to cause Landlord’s environmental consultant to provide Tenant with comments to or approval of, as the case may be, the Surrender Plan within a reasonable time after Tenant delivers the Surrender Plan to Landlord. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties; provided, however, that Landlord instructs such parties to treat the same as confidential. Tenant may redact Tenant’s proprietary and confidential information pertaining to Tenant’s HazMat Operations from the Surrender Plan.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the actual cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Upon the expiration or earlier termination of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Tenant shall remove its office furniture and its other personal property on or before the last day of the Term. Any of Tenant’s personal property, Tenant’s Property listed on Exhibit G, Alterations and other property of Tenant not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such breach of Tenant’s obligation stated in the preceding sentence or as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30. Tenant shall not be responsible for, and the indemnification and hold harmless obligations set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove to Landlord’s reasonable satisfaction existed in the Premises prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside the Premises into the Premises, or (iii) contamination caused by Landlord or any Landlord’s employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Notwithstanding the foregoing, the Hazardous Materials List shall not be required to include Hazardous Materials contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of

Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30. Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible under this Section 30 in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Storage Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(f) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(g) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating that the Project is available for sale, or in the last 12 months of the Term, that the Premises are available to let. Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations at the Premises in connection with its entry into the Premises under this Section 32. Landlord may grant and amend easements, make public dedications, designate Common Areas and create and amend restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or Tenant’s access to the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s reasonable security, confidentiality and safety requirements with respect to entering restricted portions of the Premises; provided, however, that Tenant has notified Landlord of such security, confidentiality and safety requirements reasonably prior to Landlord’s entry into the Premises and provided further that in no event shall Tenant bar or prohibit access by Landlord and its employees, agents and contractors for the performance of the obligations of Landlord or the exercise of the rights of Landlord under this Lease.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises, Building, Project and/or the 50-60 Garage. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Neither party shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of Landlord (“Force Majeure”). Notwithstanding anything to the contrary contained in this Lease, in no event shall any payment obligations of Tenant be delayed, abated, excused or reduced by Force Majeure.

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction other than Newmark Grubb Knight Frank and CBRE/New England. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Pursuant to a separate agreement between Landlord and CBRE/New England, Landlord shall pay the commission of CBRE/New England in connection with the execution of this Lease by Landlord and Tenant if, as and when such commission is due and payable to CBRE/New England.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT

OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Premises, Building or Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises, Building or Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet or other lobby signage for the purpose of identifying tenants of the Building shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

39. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Right. Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for 3 years (the “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months, and no earlier than 18 months, prior to the expiration of the Base Term of the Lease.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate for space comparable to the Premises in a building comparable to the Building in the East Cambridge and Kendall Square market area of Cambridge, MA as determined by Landlord and agreed to by Tenant or determined by arbitration as provided below. In addition, Landlord may impose a market rent for the parking rights provided hereunder.

Within 30 days of the delivery to Landlord of Tenant’s written notice of Tenant’s election to exercise an Extension Right, Landlord shall deliver to Tenant Landlord’s determination of the Market Rate and rent escalations for such Extension Term. If, on or before the date which is 270 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations for such Extension Term, Tenant may by written notice to Landlord given not later than 240 days prior to the expiration of the Base Term of this Lease, elect arbitration as described in Section 39(b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend, or further extend, the Term of the Lease and all of the remaining Extension Rights shall terminate.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days’ prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office, high tech and life sciences real estate in the Cambridge, Massachusetts market area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the Cambridge, Massachusetts market area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that the Extension Right may be assigned in connection with any Permitted Assignment of this Lease (but may not be assigned in connection with any Qualified Assignment).

(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12-month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured; or

(iii) if the party named as Tenant in the Basic Lease Provisions as of the date of this Lease or an assignee pursuant to a Permitted Assignment other than a Qualified Assignment is not in occupancy of the entire Premises demised hereunder both at the time of the exercise of any such Extension Right and at the time of the commencement of any such Extension Term.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f) Termination. The Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

40. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent unaudited (or if available, audited) annual financial statements within 180 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. If the stock of Tenant is publicly traded on a recognized national exchange, then Tenant’s filing of quarterly and annual financial statements with the SEC shall be deemed to satisfy Tenant’s obligations to deliver financial statements under this Section.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease. Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease with the Securities and Exchange Commission (“SEC”) to the extent that Tenant is required to do so pursuant to applicable SEC requirements. Prior to any such filing of this Lease, Tenant shall redact the Base Rent and other economic terms to the extent permitted by applicable SEC regulations.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Entire Agreement; Amendment. This Lease constitutes the entire agreement between Landlord and Tenant pertaining to the lease of the Premises and supersedes all other agreements, whether oral or written, pertaining to the lease of the Premises, and no other agreements with respect thereto shall be effective. Any amendments or modifications of this Lease shall be in writing and signed by both Landlord and Tenant, and any other attempted amendment or modification of this Lease shall be void.

(h) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(i) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(j) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(k) OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(l) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) “Green” Certification. Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation in Tenant’s possession or control as Landlord may reasonably request, in connection therewith.

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

FOGHORN THERAPEUTICS INC., a Delaware corporation

By:	/s/ Adrian Gottschalk

Its:	President & CEO

LANDLORD:

ARE-MA REGION NO. 45, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, Managing Member

	By:	ARE-QRS CORP., a Maryland corporation General Partner

		By:	/s/ Jackie Clem

		Its:	Senior Vice President RE Legal Affairs

100 Binney Street, Cambridge/Foghorn Therapeutics Inc.

EXHIBIT A TO LEASE

DRAWING SHOWING PREMISES

(attached)

100 Binney Street, Cambridge/Foghorn Therapeutics Inc.

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

That certain parcel of land located in Cambridge, Middlesex County, Massachusetts, shown as Lot 1 on that certain plan entitled “Consolidation and Subdivision Plan, 80-100 Binney Street; 41 William “Doc” Linskey Way; 77 William “Doc” Linskey Way; Cambridge, Mass.”, dated February 10, 2011, prepared by Harry R. Feldman, Inc., recorded with Middlesex South Registry of Deeds as Plan No. 168 of 2011, said lot containing 54,423 square feet according to said plan.

Said premises are subject to and have the benefit of the following:

1.

Notice of Decision by the Cambridge Planning Board, recorded with said Deeds in Book 54930, Page 202, as amended by Notice of Decision by the Cambridge Planning Board, recorded with said Deeds in Book 65330, Page 382.

2.

Declaration of Covenants and Restrictions dated as of August 23, 2013, recorded with said Deeds in Book 62514, Page 201, as amended by First Amendment to Declaration of Covenants and Restrictions dated as of April 21, 2015, recorded with said Deeds in Book 65330, Page 381.

3.	Decision by the Cambridge Board of Zoning Appeals dated July 24, 2006, filed with the Middlesex South Registry District of the Land Court as Document No. 1422643.

4.	Garage Parking Easement Agreement between ARE-MA Region No. 50, LLC, as Grantor, and Landlord, as Grantee, dated as of May 28, 2015, recorded with said Deeds in Book 65584, Page 404.

100 Binney Street, Cambridge/Foghorn Therapeutics Inc.

EXHIBIT B-1 TO LEASE

DESCRIPTION OF CAMPUS

(attached)

Work Letter	100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

EXHIBIT C TO LEASE

WORK LETTER

[Landlord Build]

Work Letter	100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

Schedule 1(c)(iii)

List of Shell Core and Site Construction Documents

(attached)

Work Letter	100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

Schedule 1(c)(iii)

Shell, Core and Site Construction Documents List

[Table]

Work Letter	100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

Schedule 2(c)-1

Landlord/Tenant Responsibility Matrix

(attached)

[Table]

Work Letter	100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

Schedule 2(c)-2

Landlord/Tenant Utility Allocation Matrix

(attached)

[Table]

Work Letter	100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

Schedule 2(d)

LEED Standards

(attached)

Work Letter (Landlord Build)

Schedule 1(d) – LEED Standards

Work Letter (Landlord Build)

Schedule 3.3(c) – LEED Standards

100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

EXHIBIT E TO LEASE

PLAN SHOWING “H2 > 1000SF RESTRICTED” AREAS

(attached)

100 Binney, Cambridge, MA/Foghorn Therapeutics Inc. – Page 1

EXHIBIT F TO LEASE

LANDLORD-TENANT OPERATIONS MATRIX

[Table]